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Exhibit 10.14

[ON ASSIGNMENT LETTERHEAD]

October 28, 2002

Mr. Michael Jones
8065 Village Drive
Cincinnati, OH 45242

Dear Michael:

        We are pleased that you have agreed to accept the position of Chief Operating Officer for On Assignment, Inc.'s Healthcare Staffing Division ("HS"). You will be reporting directly to Joe Peterson, our Chief Executive Officer. This letter explains the compensation structure for your position and the other terms and conditions of your employment. Your primary responsibilities include the day-to-day management of HS's operations by providing leadership and strategic direction in order to ensure that HS achieves the goals and objectives set in place for fiscal 2002 and beyond.

Base Salary

        Your annualized base salary has been established at $300,000. Your base salary will be reviewed at the end of each year in conjunction with establishing a performance based incentive compensation plan for the next calendar year. You are classified as an exempt employee. Certain components of your compensation are expressed by dividing the annualized amounts by 26.

        Your performance evaluation will be based on but not limited to such factors as:

  •
  Revenue Growth
  •
  Gross Profit and Operating Margins
  •
  Achievement of Revenue and Profit Objectives
  •
  Other Defined Objectives and Goals

Incentive Compensation Plan

        You will be eligible for an incentive compensation plan that will be based on your successful achievement of HS and personal objectives. For June 2002 through June 2004, you will be eligible to earn up to 100% of your base salary as incentive compensation. Your incentive program will be based specifically on attaining the Board-approved revenue and operating income objectives, and other defined objectives and goals for HS. Relative to your incentive compensation plan you will find attached a matrix outlining the specific objectives and means of measure. This matrix will be the barometer upon which your incentive compensation will be determined for the period ending December 31, 2002. For the fiscal years commencing with 2003, a new incentive compensation scheme will be developed and will be based on the Board-approved financial and operating plans.

Stock Options

        Upon your hire date with the On Assignment's International Division, you were provided a stock option grant to purchase 50,000 shares of On Assignment's Common Stock in accordance with the Company's Stock Option Plan. Thereafter, you were provided an addition stock option grant to purchase 50,000 shares on April 2, 2002. Such options will be subject to all of the terms and conditions of the Company's Stock Option Plan. Vesting will be over a four year period as follows: 25 percent of the options will vest after one year from your hire date, with the remainder vesting 1/36 per month over the remaining 36-month period. This can be a potentially significant component of your overall compensation package. Detailed information regarding your stock option grant will be provided at a later date.

Employee Stock Purchase Plan ("ESPP")

        After one year of service, you will be eligible to participate in the Company's ESPP. You are eligible to participate in this plan in the next enrollment period, starting either on March 1 or September 1, after you complete your one-year of service. This plan allows you to purchase On Assignment common stock through payroll deductions of your base salary at a price that includes a 15% discount from the lower of the beginning or ending price of the stock for the six-month purchase period.

Relocation

        As agreed, you will continue to live in the townhouse that you leased in partnership with On Assignment for the first six months while in Cincinnati. On Assignment has agreed to pay for the first three months rent and you will be responsible for the later three months on the lease term. Thereafter, you have the option to purchase a home in the area or sign a lease on your own behalf.

        On Assignment realizes that your relocation to the United States is a big transition for you and your family. In light of this, we agree to purchase a total of 6 round trip tickets for the purpose of your children to visit during their school vacations annually as well as an additional 3 round trip tickets for Geraldine to visit the U.K. this year to accompany Christopher to school. It is agreed that the tickets will be purchased as far in advance as possible, in Economy Class, London/Cincinnati, and not to exceed the amount of $1000 round trip for each ticket (unless travel is in case of an emergency). The number of roundtrip tickets On Assignment agrees to pay for the above reasons is not to exceed nine round tip tickets in total.

        If On Assignment, Inc. terminates your employment without cause, your bi-weekly salary (and related benefits) will continue for twelve months after the date of your termination. An additional twelve months of salary and benefits will be paid if such termination occurs either within twelve months of the appointment of a new Chief Executive Officer of the Company or is a result of a change in control of ownership of On Assignment. Additionally, if your employment should end or be terminated by no fault of your own, On Assignment, Inc. will ensure your repatriation to the U.K.

Business Travel

        Assignment, Inc. agrees that for business-related air travel for in-air flights over two hours, On Assignment, Inc. approves the use of First Class air travel.

Car Allowance

        The car allowance is provided to cover the costs of operating your personal automobile while carrying out your job related responsibilities within your normal geographic area of coverage. This eliminates the need to account for mileage in the normal course of conducting your business. Your annualized auto allowance is $6,000 and paid on a bi-weekly basis.

Group Medical, Dental, Life & Disability Insurance

        On Assignment provides you with a complete package of health and other insurance benefits. The company pays a significant portion of the premium for medical and dental insurance and 100% of the premium for life and long-term disability insurance. You will receive your enrollment materials shortly. You will also be entitled to an annual company-paid physical examination.

Personal Time Off—Vacation, Holiday and Sick Pay

        On Assignment provides 8 paid holidays and a personal time off policy (PTO). Personal time off is accrued based on your length of service and accrued days can be used for any purpose. Wherever possible PTO should be requested in advance and approved by your supervisor. You will receive 20 days (four work weeks) of personal time off annually. PTO is available for use at any time, however the use of PTO in excess of that already accrued will not be authorized without approval of a Senior Officer or above. PTO will continue to accrue until the total amount accrued is three days above the annual allowed amount. For example: employees with five years of service or more can accrue up to a total of 200 hours. Once the maximum accrual has been reached, the accrual will cease until such time that PTO hours are taken bringing the total below the maximum.

Deferred Compensation Plan

        On Assignment, Inc. has a Deferred Compensation Plan, which allows through payroll deductions to make a pre-tax deferral of base salary and incentive compensation. The plan offers a variety of investment vehicles for these deferred funds. Details and enrollment forms are included with this offer letter.

Section 125 "Cafeteria" Plan

        You are also able to participate in the Company's Section 125 "Cafeteria" Plan, which allows you to make contributions on a pre-tax basis to fund health insurance premiums; out-of-pocket medical expenses and child/dependent care expenses.

Employment At-Will

        Employment with the Company is not for a specific term and can be terminated by yourself or the Company at any time for any reason with or without cause or advance notice. Any contrary representations which may have been made or which may be made to you are superseded by this offer. This is the full and complete agreement between you and the Company regarding your at-will employment. Although your title, compensation, benefits and other Company policies may change at the Company's sole discretion, your at-will employment relationship may only be changed in an express written document signed by you and the Company's President or its Chief Financial Officer. We request that all of our employees, to the extent possible, give us advance notice if they intend to resign.

        This letter sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral. A duplicate original of this offer and the Proprietary Information and Inventions Agreement is enclosed for your records. To accept this offer, please sign and return this letter and the executed Proprietary Information and Inventions Agreement to our Human Resources Department.

Very truly yours,

/s/ RON RUDOLPH Ron Rudolph Executive Vice President Finance and Chief Financial Officer

I HAVE READ AND ACCEPT THIS EMPLOYMENT OFFER:
/s/ MICHAEL JONES Michael Jones	10/29/2002 Date

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Exhibit 10.14